Exhibit 10.8
SUMMARY OF DIRECTOR COMPENSATION
On September 29, 2010, upon recommendation of its Compensation Committee, the Board approved the following Director Compensation measures effective October 31, 2010:
1.	Base Cash Compensation
•	Each non-employee director will receive Base Cash Compensation of $70,000 annually beginning October 31, 2010. Payments will be made quarterly in arrears.

•	Each non-employee director shall have a one time election to convert all or any portion of the Base Cash Compensation for the next 3 years into an option vesting over 3 years (the “Option in Lieu of Cash”). Total Base Cash Compensation per non-employee director for the next 3 years (the first year being the 8 month period Oct 31, 2010 through June 30, 2011) is equal to approximately $186,667.
2.	Additional Cash Compensation
•	Each non-employee director will also receive the following annual Additional Cash Compensation based upon his or her service on committees of the Board:

Chair (annual Additional Committee Cash Compensation)
-Audit -Compensation -Nominating/Governance	$24,000 $16,000 $10,000

Member (annual Additional Committee Cash Compensation)
-Audit -Compensation -Nominating/Governance	$12,000 $8,000 $5,000
•	Additional Cash Compensation cannot be converted into an option since committee memberships and chairmanship can change year to year. Payments will be paid quarterly in arrears.
3.	Equity Award
•	In addition to any Option in Lieu of Cash, each director will receive an option vesting over 3 years (the “3 Year Equity Award”) calculated to be worth $150,000 per year for three years ($100,000 for Year One (8 months), $150,000 for Year Two, and $150,000 for Year Three), equal to a total option award equivalent to $400,000.

•	The number of options subject to each Option in Lieu of Cash, as well as each 3 Year Equity Award, will be calculated based on a Black-Scholes model.